Exhibit 99.1

Elandia Appoints Harry Hobbs as New President and CEO

Former CEO of PSINet to Lead the Company’s Development and Growth as an International Leader in the Wireless Telecommunications and Information Solutions Industry

FORT LAUDERDALE, FL — (MARKET WIRE) — 09/13/2006 — Elandia, Inc., a diversified information technology and communications provider throughout the South Pacific Island region, today announced the appointment of Harry Hobbs as the company’s chief executive officer.

As CEO, Hobbs will be responsible for the overall strategic direction and management of Elandia. He will focus on key objectives such as furthering the company’s growth in the wireless telecommunications industry, expanding the company into international markets and executing strategic transactions.

“Elandia’s board selected Hobbs based on his successful track record with leading telecommunications companies such as PSINet and MCI and wireless telecommunications company American Personal communications,” said Osmo Hautanen, CEO of Magnolia Broadband and board member of Elandia. “We are confident that Harry’s experience and expertise in wireless telecommunications significantly strengthens our ability to execute our corporate strategy to accelerate Elandia’s growth internationally.”

Prior to joining Elandia, Hobbs was a Director on the Board of Flag Telecom and held senior executive positions during his seven years at PSINet. Most recently, Hobbs was appointed president and CEO by PSINet’s board of directors to lead the company though Chapter 11 restructuring resulting in the sale of all global business entities. He spearheaded PSINet’s growth as the first commercial ISP in the world and grew and managed their international channels. Before that, Hobbs was president and COO at PSINet. Hobbs has also held senior management positions with American Personal Communications and MCI Communications. Hobbs has a BS in Computer and Information Science from University of Maryland.

“Elandia is a leading source for wireless telecommunications and is an information solutions and services provider with a wide customer base and important strategic partnerships,” said Harry Hobbs. “The company represents the next great growth opportunity in wireless telecommunications solutions internationally. I look forward to taking on the role of CEO at a company that is well positioned to take advantage of the opportunities in this emerging market.”

About Elandia, Inc.

Elandia is a wireless telecommunications and information solutions and services provider offering a wide range of technology products, Internet access services, professional services and other solutions to several islands in the South Pacific.

Elandia’s strategy is to be a one-stop source for world-class technology solutions throughout regions served and to export capabilities to other international markets where Elandia can offer products and services needed by developing markets.

Founded in 2003, Elandia currently has operations in American Samoa, Australia, Fiji, New Zealand, Papua New Guinea, Samoa, The Cook Islands, The Solomon Islands, Tonga, Vanuatu, and is headquartered in Ft. Lauderdale, Fla.

For further information please contact

Harry G. Hobbs

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